Exhibit 3.1

AMENDMENT NUMBER ONE

TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION III LLC

This Amendment Number One to the Amended and Restated Limited Liability Company Agreement of American Express Receivables Financing Corporation III LLC (the “Company”), dated as of April 1, 2018 (this “Amendment”), is entered into by American Express National Bank, as the sole equity member of the Company (the “Member”).

WHEREAS, the Member has converted from a Utah-chartered industrial loan corporation to a national banking association; and

WHEREAS, the Member desires to adopt this Amendment to update certain references to the Member within the Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 16, 2004 (the “Agreement”) and to make certain other ministerial changes to the Agreement; and

WHEREAS, the Rating Agency Condition (as defined in the Agreement) has been satisfied.

NOW, THEREFORE, intending to be legally bound, the undersigned hereby agrees as follows:

1.    Amendment.

a.        The reference to “American Express Centurion Bank, a Utah-chartered industrial loan corporation” in the preamble to the Agreement is hereby amended to refer to “American Express National Bank, a national banking association”.

b.        The references to “RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets” in Sections 3 and 4 of the Agreement are hereby amended to refer to “The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street”.

c.        The references to “American Express Centurion Bank” in the definition of “Member” in Schedule A to the Agreement and in Schedule B of the Agreement are hereby amended to refer to “American Express National Bank”.

2.    Binding Effect. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and all other parties to the Agreement and their respective successors and assigns.

3.    Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.    Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

5.    Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6.    Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

MEMBER:

AMERICAN EXPRESS NATIONAL BANK, a national banking association

By:	/s/ Denise D. Roberts
Name: Denise D. Roberts
Title: Chief Financial Officer and Treasurer

CONSENTED TO BY ALL DIRECTORS:

/s/ David J. Hoberman
Name:	David J. Hoberman

/s/ Gregory F. Lavelle
Name:	Gregory F. Lavelle

/s/ Denise D. Roberts
Name:	Denise D. Roberts